Exhibit 16

January 14, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K/A filed January 15, 2002, of Pilot Therapeutics Holdings, Inc. (the successor by merger to Interallied Group, Inc.) and are in agreement with the statements contained in paragraphs (ii), (iv) and the last two sentences of paragraph (i) on pages 2 and 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Richard A. Eisner & Company LLP
New York